Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
2008 full year revenues up 38% and loss reduced by 58% versus prior year
Provides financial outlook for 2009
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (March 5, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter and year ended December 31, 2008.
Key financial results for the 2008 fourth quarter:
•	Total revenues increased 33% to $37.5 million, compared with $28.3 million in the prior year period

•	Net product sales increased 24% to $29.7 million, compared with $24.1 million in the prior year period

•	Net loss of $10.2 million, or $0.19 per share, including $13.9 million in fees and expenses related to a strategic collaboration, versus a net loss of $8.0 million, or $0.16 per share, in the prior year period
Key financial results for the 2008 full year:
•	Total revenues increased 38% to $130.2 million, compared with $94.4 million in the prior year

•	Net product sales increased 27% to $101.2 million, compared with $79.4 million in the prior year

•	Net loss of $18.5 million, or $0.36 per share, a 58% reduction versus a net loss of $44.3 million, or $0.87 per share, in the prior year
“For the fourth quarter, we achieved record revenues of $37.5 million as well as generating more than $7 million in positive cash flow from operations. Total revenues for 2008 grew to $130.2 million, exceeding our full year 2008 revenue guidance that we revised higher last November. In addition, our financial results exceeded our guidance of breakeven in the fourth quarter excluding fees and expenses payable to Cosmo under our strategic collaboration announced in December,” said Gerald T. Proehl, president and chief executive officer of Santarus.
“We are also pleased to report encouraging early results with GLUMETZA®, following initiation of promotional activities by our sales organization in October 2008. New prescriptions for GLUMETZA grew by approximately 6% in the fourth quarter compared with the 2008 third quarter, exceeding our goal of stabilizing GLUMETZA scripts in the first quarter of promotion,” he added.

Business Highlights
Key fourth quarter accomplishments and recent highlights include the following:
•	Increased total ZEGERID prescriptions by 17% to approximately 297,000 in the fourth quarter of 2008, compared with total prescriptions of approximately 253,000 in the fourth quarter of 2007. ZEGERID total prescriptions for the full year of 2008 were up approximately 26% over the prior year.

•	Reported $4.7 million in revenue in the fourth quarter of 2008 associated with the promotion of GLUMETZA (metformin hydrochloride extended release tablets) to targeted primary care physicians and endocrinologists. The Santarus sales organization began promoting GLUMETZA in October 2008.

•	Received a positive court ruling in favor of Santarus and the University of Missouri (co-plaintiff) in November 2008 from the Delaware District Court in a “Markman” claims construction hearing relating to litigation against Par Pharmaceutical, Inc., for infringement of patents listed in the Orange Book for ZEGERID Capsules and Powder for Oral Suspension.

•	Announced a strategic collaboration in December 2008 with Cosmo Technologies Limited (Cosmo), a wholly owned subsidiary of Cosmo Pharmaceuticals SpA (SIX: COPN), which grants Santarus exclusive rights to develop and commercialize two proprietary late-stage lower-GI compounds, budesonide MMX® and rifamycin SV MMX®, for the U.S. market.

•	Submitted to the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) for an immediate-release tablet formulation of ZEGERID in January 2009. The new formulation combines omeprazole, a proton pump inhibitor (PPI), with a mix of buffers.

•	Announced in January 2009 that Schering-Plough HealthCare Products, Inc. received a Complete Response Letter from the FDA for its NDA seeking approval to sell a ZEGERID branded omeprazole/ sodium bicarbonate 20 mg product in the U.S. over-the-counter (OTC) heartburn market. Santarus is in regular communications with Schering-Plough, who continues to work closely with the FDA to define the nature and content of the response to the FDA. Santarus believes that the response will be based on further analysis of existing data.
Fourth Quarter 2008 Financial Results
Total revenues for the fourth quarter of 2008 were $37.5 million, consisting of $29.7 million in net product sales, $5.1 million in promotion revenue and $2.7 million in license and royalty revenue. Santarus reported $28.3 million in total revenues in the fourth quarter of 2007, consisting of net product sales of $24.1 million, $1.8 million in promotion revenue and $2.4 million in license and royalty revenue.
Santarus reported a net loss of $10.2 million, or $0.19 per share, for the fourth quarter of 2008, compared with a net loss of $8.0 million, or $0.16 per share, for the fourth quarter of 2007. The net loss in the 2008 fourth quarter included $13.9 million in fees and expenses payable to Cosmo under the strategic collaboration for two late-stage, lower GI products. Excluding the $13.9 million in fees and expenses payable to Cosmo, Santarus achieved net income in the fourth quarter of approximately $3.7 million, which exceeded prior guidance of breakeven in the fourth quarter excluding fees and expenses payable to Cosmo. The company believes providing the information on net income excluding fees and expenses payable to Cosmo is important to allow investors to assess Santarus’ financial results as compared to prior guidance. However, the company does not believe the use of this measure lessens the importance of net income or net loss, the comparable GAAP measure.

The cost of product sales was $2.0 million in the fourth quarter of 2008 and $2.2 million in the fourth quarter of 2007, or 7% and 9% of net product sales, respectively. The decrease in cost of product sales as a percent of net product sales was primarily attributable to increased average selling prices for ZEGERID Capsules and Powder for Oral Suspension and certain fixed overhead costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $12.5 million in the fourth quarter of 2008, which consisted of approximately:
•	A $10.0 million upfront fee, which consisted of $2.5 million in cash and the estimated fair value of six million shares of Santarus common stock, both of which were paid to Cosmo under a strategic collaboration agreement signed in December 2008;

•	$2.2 million in royalties and license fees payable to the University of Missouri based on ZEGERID net product sales. This amount includes $688,000 toward a $2.5 million one-time sales milestone payable to the University of Missouri because annual ZEGERID net product sales, including sales under the license and distribution agreements with GlaxoSmithKline plc, reached $100.0 million in calendar 2008; and

•	$375,000 in amortization of the $12.0 million upfront fee paid to Depomed in July 2008 for exclusive U.S. promotion rights to GLUMETZA. The upfront fee is being amortized on a straight-line basis through mid-2016.
License fees and royalties were $3.4 million in the fourth quarter of 2007, and consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc., based on net product sales of ZEGERID products. Effective with the termination of the co-promotion agreement with Otsuka America on June 30, 2008, Santarus is no longer obligated to pay a royalty to Otsuka America based on ZEGERID net product sales.
Research and development (R&D) expenses were $5.5 million in the fourth quarter of 2008, including $3.9 million in development expenses reimbursable to Cosmo for budesonide MMX Phase III clinical trials, compared with $1.9 million in R&D expenses in the fourth quarter of 2007.
Selling, general and administrative (SG&A) expenses were $27.2 million for the fourth quarter of 2008, and $29.5 million for the fourth quarter of 2007. The decrease in SG&A expenses was primarily attributable to a decrease in ZEGERID promotional activities and a decrease in stock-based compensation, offset by increases in promotional spending on GLUMETZA, and legal expenses.
Full Year 2008 Financial Results
The company reported total revenues of $130.2 million for the year ended December 31, 2008, which consisted of $101.2 million in net product sales, $9.8 million in promotion revenue and $19.2 million in license and royalty revenue. This compares with total revenues of $94.4 million for the year ended December 31, 2007, which consisted of $79.4 million in net product sales, $1.8 million in promotion revenue and $13.2 million in license and royalty revenue.
Santarus reported a net loss of $18.5 million, or $0.36 per share, for the year ended December 31, 2008, compared with a net loss of $44.3 million, or $0.87 per share, for the year ended December 31, 2007. Excluding the $13.9 million in fees and expenses payable to Cosmo, Santarus achieved a net loss of approximately $4.6 million for the year ended December 31, 2008.
As of December 31, 2008, Santarus had cash, cash equivalents and short-term investments of $52.0 million, compared with $64.7 million as of December 31, 2007. The decrease of $12.7 million resulted primarily from the company’s net loss for 2008, adjusted for changes in operating assets and liabilities and non-cash expenses, including $7.5 million related to the issuance of common stock to Cosmo and $4.2 million in stock-based compensation. In addition, Santarus paid a $12.0 million upfront fee in cash to Depomed in July 2008 for exclusive U.S. promotion rights for GLUMETZA. The decrease in cash, cash equivalents and short-term investments was offset in part by a draw down of $10 million on the company’s revolving credit facility with Comerica Bank in December 2008.
In addition, due to the current illiquid state of the company’s auction rate securities, Santarus reclassified the fair value of these securities from short-term to long-term investments in the year ended December 31, 2008. In November 2008, Santarus accepted an offer of Auction Rate Securities Rights (Rights) from its investment advisor, UBS Financial Services, Inc., a subsidiary of UBS AG (UBS), which allow Santarus to require UBS to purchase the company’s auction rate securities at par value any time during the period of June 30, 2010 through July 2, 2012. Under the Rights agreement, UBS has the discretion to purchase or sell the company’s auction rate securities at any time without prior notice so long as Santarus receives a payment at par value upon any sale or disposition. The aggregate fair value of Santarus’ auction rate securities and auction rate securities rights was approximately $4.3 million in the company’s condensed balance sheet as of December 31, 2008.
Financial Outlook for 2009
In 2009, the company expects to report:
•	Product-related revenue of approximately $138 million, representing an increase of approximately 24% over product-related revenue in 2008; total revenues of approximately $145 million.

•	Research and development expenses of approximately $20 million to $23 million, which includes expenses associated with budesonide MMX and rifamycin SV MMX, as well as costs associated with the new ZEGERID tablet formulation.

•	A bottom line estimate ranging from breakeven to a net loss of $3 million for the full year.
If Schering-Plough receives FDA approval of its NDA for an OTC ZEGERID product, Santarus will earn a $20 million regulatory milestone. Should this FDA approval occur in 2009, Santarus’ financial outlook will be positively impacted in the current year.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, March 5, 2009. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 83414826. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other targeted physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper-GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which are indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage, lower-GI compounds, budesonide MMX® and rifamycin SV MMX® for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in traveler’s diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues, research and development expenses and net loss, the potential for and timing of breakeven, liquidity and other financial performance, the potential to grow ZEGERID and GLUMETZA brand net product sales, and the potential to receive a $20 million regulatory milestone under the OTC license agreement with Schering-Plough. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Schering-Plough and the license and distribution agreements with GlaxoSmithKline; Schering-Plough’s ability to address issues in the FDA’s Complete Response Letter for its ZEGERID brand OTC product and whether the FDA ultimately approves Schering-Plough’s NDA in a timely manner or at all; Santarus’ ability to successfully develop (including successful completion of the ongoing and planned phase III clinical trials) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; whether the FDA accepts the NDA for the new ZEGERID tablet formulation for filing or ultimately approves the NDA in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic prescription and OTC PPI products and the introduction of additional generic or branded PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX ® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents and short-term investments	$52,037	$64,678
Accounts receivable, net	13,366	9,681
Inventories, net	5,230	6,157
Other current assets	3,826	2,340

Total current assets	74,459	82,856
Long-term restricted cash	1,400	1,400
Long-term investments	4,250	—
Property and equipment, net	988	667
Intangible assets, net	11,250	—
Other assets	137	421

Total assets	$92,484	$85,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$53,109	$37,355
Allowance for product returns	10,251	5,947
Current portion of deferred revenue	7,365	13,972

Total current liabilities	70,725	57,274
Deferred revenue, less current portion	2,436	12,722
Long-term debt	10,000	—
Total stockholders’ equity	9,323	15,348

Total liabilities and stockholders’ equity	$92,484	$85,344

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$29,745	$24,049	$101,220	$79,403
Promotion revenue	5,079	1,803	9,837	1,803
License and royalty revenue	2,697	2,430	19,144	13,222

Total revenues	37,521	28,282	130,201	94,428
Costs and expenses:
Cost of product sales	2,025	2,209	7,345	7,301
License fees and royalties	12,540	3,367	22,257	11,117
Research and development	5,539	1,893	11,760	6,849
Selling, general and administrative	27,224	29,497	108,012	116,503

Total costs and expenses	47,328	36,966	149,374	141,770

Loss from operations	(9,807)	(8,684)	(19,173)	(47,342)
Interest and other income, net	190	693	1,190	3,077

Loss before income taxes	(9,617)	(7,991)	(17,983)	(44,265)
Income tax expense	534	—	534	—

Net loss	$(10,151)	$(7,991)	$(18,517)	$(44,265)

Basic and diluted net loss per share	$(0.19)	$(0.16)	$(0.36)	$(0.87)

Weighted average shares outstanding used to calculate basic and diluted net loss per share	53,100,410	51,309,805	51,835,482	51,060,650
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